Exhibit 99.1

Consent of Goldman Sachs & Co. LLC

April 2, 2018

Board of Directors

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, CA 94108

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Re:	Initially Filed Registration Statement on Form S-4 of salesforce.com, inc. relating to salesfoce.com, inc. common stock, $0.001 par value per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 20, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than salesforce.com, inc. (“Buyer”) and its affiliates) of all of the outstanding shares of the Class A common stock, $0.000025 par value per share, and Class B common stock, $0.000025 par value per share of MuleSoft, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2018.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Buyer has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of MuleSoft’s Financial Advisor”; “The Offer—MuleSoft’s Reasons for the Offer and the Merger; Recommendation of the MuleSoft Board of Directors”; “The Offer—Opinion of MuleSoft’s Financial Advisor” and “The Offer—Projected Financial Information” and to the inclusion of the Opinion Letter in the preliminary prospectus/offer to exchange included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)